                                                                    EXHIBIT 99.1

                      [COLLINS & AIKMAN NEWS RELEASE LOGO]
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------
MARCH 24, 2005


        COLLINS & AIKMAN AUDIT COMMITTEE RETAINS INDEPENDENT COUNSEL FOR
        ----------------------------------------------------------------
             INVESTIGATION OF PREVIOUSLY-REPORTED ACCOUNTING MATTERS
             -------------------------------------------------------

TROY, MI -- Collins & Aikman Corporation (NYSE: CKC) announced today that its Audit Committee has retained independent counsel to assist it in its investigation of the Company's accounting for certain supplier rebates. The company previously reported that it had identified certain accounting for supplier rebates that led to premature or inappropriate revenue recognition or that was inconsistent with relevant accounting standards and the Company's policies and practices. The company's management immediately initiated an internal review of these matters while keeping the company's Audit Committee and outside auditors, KPMG LLP, informed of the status of its review. The Audit Committee has determined to conduct an independent investigation into these matters. It has retained independent counsel, Davis Polk & Wardwell, for that purpose, and they expect to retain such other advisors, including an accounting expert, as they deem appropriate.

As previously announced, the company's internal review of vendor rebates covered an aggregate of approximately $88 million of vendor transactions in fiscal years 2002 through 2004. Of such amount, the company's management believes that net adjustments of approximately $10 - $12 million are required primarily occurring during fiscal 2004. For further clarification, the company announced that management's preliminary analysis indicates that, of such amounts, approximately $8 - 10 million would impact the previously reported nine months ended September 30, 2004 with the balance impacting 2003. The company expects to restate its results for the nine months ended September 30, 2004 to reflect these revisions and is continuing to evaluate whether a restatement of its 2003 results will be necessary. The company's Audit Committee and the Company's outside auditors, KPMG LLP, have not commented upon management's current expectations. The company cannot presently comment upon the timing for completion of, or the ultimate scope or outcome of, the Audit Committee investigation, the audit or any necessary restatements. Nor can it comment upon whether the outcome of the investigation will impact the foregoing adjustments.

As previously disclosed, the company has not yet filed its annual report on Form 10-K for 2004 due to this accounting matter and the need for additional time for completion of the 2004 audit and the review of internal controls over financial reporting under Section 404 under Sarbanes-Oxley. The company further announced that it initiated a process for obtaining waivers of the financial statement delivery requirements for a period of time from its lenders under its senior credit facility and for modifications of certain of its financial covenants. There can be no assurance that any of the required or desirable waivers from our senior lenders, lessors or others will be received on a timely basis, and the failure to obtain waivers could materially and adversely affect the company and its liquidity.

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and is a leading supplier of instrument panels, automotive fabric, plastic-based trim, and convertible top systems. Headquartered in Troy, Michigan, we have a workforce of approximately 23,000 and a network of more than 100 technical centers, sales offices and manufacturing sites in 17 countries throughout the world. Information about Collins & Aikman is available on the Internet at http://www.collinsaikman.com.

Cautionary Statement Concerning Forward-Looking Information

The foregoing reflects the Company's views about the accounting investigation, its financial condition, performance and other matters that constitute "forward-looking" statements, as that term is defined by the federal securities laws. You can find many of these statements by looking for words such as "may," "will," "expect," "anticipate," "believe," "estimate," "should," "continue," "predict," "preliminary" and similar words used herein. These forward-looking statements are intended to be subject to the safe harbor protection provided by the federal securities laws. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Because the statements are subject to risks and uncertainties, actual developments and results may differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof.

Various factors that may affect actual outcomes and performance and results include, but are not limited to, general economic conditions in the markets in which the Company operates, declines in North American, South American and European automobile and light truck builds; labor costs and strikes at the Company's major customers and at the Company's facilities; fluctuations in the production of vehicles for which we are a supplier; changes in the popularity of particular car models, particular interior trim packages or the loss of programs on particular vehicle models; dependence on significant automotive customers; the level of competition in the automotive supply industry and pricing pressure from automotive customers; risks associated with conducting business in foreign countries; and fluctuation in the price of certain raw materials, including resins and other petroleum-based products. In addition, the following may have a material impact on actual outcomes and performance and results: the results of the pending investigation; the Company's ability to maintain satisfactory relations with its sources of liquidity, suppliers, customers and creditors; the Company's high leverage and ability to service its debt; and the impact of any defaults under its material agreements and debt instruments.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue. The Company does not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

CONTACT:     BRYCE KOTH                     DAVID A. YOUNGMAN
             CHIEF FINANCIAL OFFICER        DIRECTOR OF CORPORATE COMMUNICATIONS
             (248) 824-1520                 (248) 733-4355
             BRYCE.KOTH@COLAIK.COM          DAVID.YOUNGMAN@COLAIK.COM